                                               FILED PURSUANT TO RULE 424(B) (3)
                                                           FILE NUMBER 333-39692

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 26, 2000)



                                  $500,000,000

                             [REDBACK NETWORKS LOGO]

               5% CONVERTIBLE SUBORDINATED NOTES DUE APRIL 1, 2007

       (AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES)
                                ----------------

          This Prospectus Supplement supplements the Prospectus dated July 26, 2000 relating to resales by selling holders of our 5% Convertible Subordinated Notes due April 1, 2007 (the "Notes") and shares of our common stock into which the Notes are convertible. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. Our common stock is quoted on the Nasdaq National Market under the symbol "RBAK."

                                ----------------

          The information in the table appearing in the prospectus under the heading "SELLING HOLDERS" is superseded in part and supplemented by the information appearing in the following table:


                                                                                                          SHARES OF
                                                             NOTES        NUMBER OF                        COMMON
                                                          BENEFICIALLY    SHARES OF                        STOCK
                                NOTES                        OWNED         COMMON        NUMBER OF      BENEFICIALLY
                              BENEFICIALLY                   AFTER         STOCK         SHARES OF       OWNED AFTER
                                OWNED         NOTES       OFFERING(1)    BENEFICIALLY     COMMON        OFFERING(3)(2)
                               PRIOR TO      OFFERED      (IN $1,000)      OWNED          STOCK         (IN $1,000)
                               OFFERING       HEREBY      -----------     PRIOR TO        OFFERED        -----------
NAME OF SELLING HOLDERS      (IN $1,000)    (IN $1,000)     #      %     OFFERING(2)      HEREBY           #     %
-------------------------    -----------    ----------    ----   ----    -----------    -----------      ----- -----

ABN AMRO Incorporated...          1,000         1,000       0      0          5,243          5,243       0      0
Allstate Insurance
   Company..............          2,500         2,500       0      0         13,107         13,107       0      0
Argent Classic
   Convertible
   Arbitrage Fund
   (Bermuda) Ltd........          5,000         5,000       0      0         26,215         26,215       0      0
Baptist Health of South
   Florida..............            149           149       0      0            781            781       0      0
Deutsche Bank
   Securities, Inc......         77,613        77,613       0      0        406,924        406,924       0      0
ECT Investments Inc.....          4,000         4,000       0      0         20,972         20,972       0      0
Goldman Sachs and
   Company..............          8,339         8,339       0      0         43,721         43,721       0      0
KBC Financial Products..          6,000         6,000       0      0         31,458         31,458       0      0
Lydian Overseas
   Partners Master Fund
   Ltd..................          2,500         2,500       0      0         13,107         13,107       0      0
Nicholas Applegate
   Global Holdings L.P..             50            50       0      0            262            262       0      0
Oppenheimer Convertible
Securities Fund.........          6,000         6,000       0      0         31,458         31,458       0      0
Pilgrim Convertible Fund          3,829         3,829       0      0         20,075         20,075       0      0
San Diego County
   Convertible..........          1,955         1,955       0      0         10,250         10,250       0      0

--------------
  (1) It is unknown if, when or in what amounts a selling securityholder may offer securities for sale and we do not know that the selling securityholders will sell any or all of the securities offered hereby. Because the selling securityholders may offer all or some of the securities pursuant to this prospectus, and because there are currently no other agreements, arrangements or understandings with respect to the sale of any of the securities that will be held by the selling securityholders, no estimate can be given as to the amount of the securities that will be held by the selling securityholders after completion of the offering made by this prospectus. However, for purposes of this table, we have assumed that, after completion of the offering, no securities will be held by the selling securityholders.

  (2) The number of securities beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any securities as to which the individual has sole or shared voting power or investment power and also any securities which the individual has the right to acquire within 60 days after August 30, 2000 through the exercise of any stock option or other right. The inclusion in the table of securities, however, does not constitute an admission that the selling securityholders are direct or indirect beneficial owners of those securities. The selling securityholders have sole voting power and investment power with respect to all securities of capital stock listed as owned by the selling securityholders.

                                ----------------

      SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES OR SHARES OF THE COMMON STOCK OFFERED HEREBY.

                                ----------------


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------


           The date of this Prospectus Supplement is August 31, 2000.